Exhibit 10.1
FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT
     This FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT (this “Amendment”), dated as of January 23, 2010, is made between LINDSAY CORPORATION, a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Bank”).
     WHEREAS, Borrower and Bank have entered into that Revolving Credit Agreement dated as of January 24, 2008 (the “Original Credit Agreement”). The Original Credit Agreement, as the same may be amended from time to time, is sometimes referred to herein as the “Credit Agreement.” Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement. Borrower and Bank desire to amend the Credit Agreement as provided herein.
     NOW, THEREFORE, Borrower and Bank agree as follows:
     SECTION 1. Amendments.
     (A) Section 1.01 (Definitions). The following definitions set forth in Section 1.01 of the Credit Agreement, as previously amended, are hereby amended and restated in their entirety as follows:
     “Daily LIBOR Rate” means for any day, the rate of interest equal to the LIBOR Rate then in effect for delivery for a one (1) month period.
     “Letter of Credit Margin” shall mean One Percent (1.00%).
     “LIBOR Rate” means the rate per annum determined pursuant to the following formula:

LIBOR Rate =	Base LIBOR 100% — LIBOR Reserve Percentage
     where:
     “Base LIBOR” means the rate per annum for United States dollar deposits quoted by Bank for the purpose of calculating effective rates of interest for loans making reference to the LIBOR Rate, as the Inter-Bank Market Offered Rate in effect from time to time for delivery of funds for one (1) month in amounts approximately equal to the principal amount of such loans. Borrower understands and agrees that Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.
     “LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the term of the Note.
     “LIBOR Rate Margin” shall mean One and Two-Tenths Percent (1.20%) plus the Increase in LIBOR Spread. From the date of this Amendment through the end of the current fiscal quarter (the “Initial Adjustment Date”), the “Increase in LIBOR Spread” shall be 0.00%; on the Initial Adjustment Date, and on the last day of each fiscal quarter thereafter, the Increase in LIBOR Spread shall be adjusted quarterly based on the Consolidated Funded Debt to EBITDA of the Borrower, as of the then-most-recently completed fiscal quarter for which financial statements are to be delivered pursuant to Section 5.01(C) hereof, in accordance with the following grid:

Consolidated Funded	Increase in
Debt to EBITDA*	LIBOR Spread
≤ 0.99x	0.00%
1.00x ≤ 1.74x	0.40%
1.75x ≤ 1.99x	0.70%
2.00x ≤ 2.24x	0.95%
≥ 2.25x	1.20%

*	Calculated on a four-quarter rolling basis as provided in Section 5.01(I)(iii).
     “Termination Date” shall mean January 23, 2012.
     “Unused Commitment Fee” shall mean an amount equal to one-quarter of one percent (0.25%) per annum of the difference between the then-effective Maximum Amount and the average daily balance of Outstanding Credit during the preceding calendar quarter.
     (B) Section 5.01 (Certain Affirmative Covenants). Sections 5.01(I) (Funded Debt to EBITDA), (J) (Fixed Charge Coverage Ratio) and (K) (Current Ratio) of the Credit Agreement are deleted and replaced with the following new Section 5.01(I):
     (I) Financial Condition. Maintain its financial condition as follows, for Borrower on a consolidated basis with its consolidated subsidiaries, using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent specified as follows or modified by the definitions herein):
     (i) Current Ratio not less than 1.50 to 1.0 as of each fiscal quarter end, with “Current Ratio” defined as total current assets divided by total current liabilities.
     (ii) Tangible Net Worth not less than $115,000,000.00 (the “TNW Requirement”) as of each fiscal quarter end, beginning with the quarter ended February 28, 2010; the TNW Requirement shall be increased at the end of each fiscal quarter, beginning with the quarter ended May 30, 2010, by an amount equal to 25% of net income after taxes for such fiscal quarter (but shall not be reduced as a result of any losses incurred during any such fiscal quarter); with “Tangible Net Worth” defined as the aggregate of consolidated total stockholders’ equity plus subordinated debt less any intangible assets.
     (iii) Consolidated Funded Debt to EBITDA not greater than 2.5 to 1.0 as of each fiscal quarter end, with “Funded Debt” defined as the sum of all obligations for borrowed money (including subordinated debt) plus that portion of all capital lease obligations reported on the balance sheet of Borrower and its consolidated subsidiaries, as a liability as of such quarter end, and with “EBITDA” defined, for the four fiscal quarters ending as of such quarter end, as net profit before tax plus interest expense, depreciation expense and amortization expense for the Borrower and its consolidated subsidiaries; provided however that, in the event that an acquisition or disposition permitted by this Agreement shall have been consummated during such four fiscal quarter period, in computing EBITDA, net profit (and all other amounts specified in this definition of EBITDA ) shall be computed on a pro forma basis giving effect to such acquisition or disposition, as the case may be, as of the first day of such period.
     (iv) Consolidated Fixed Charge Coverage Ratio not less than 2.25 to 1.0 as of each fiscal quarter end, with “Fixed Charge Coverage Ratio” defined as the quotient obtained by dividing (x) for the four fiscal quarters ending as of such quarter end, the aggregate of net profit of the Borrower and its consolidated subsidiaries after taxes plus depreciation expense, amortization expense, cash capital equity contributions and increases in subordinated debt minus dividends, distributions and decreases in subordinated debt, divided by (y) the aggregate of the current portion of long term debt (excluding balloon payments) and capitalized lease payments for the Borrower and its consolidated subsidiaries as of such quarter end.

     SECTION 2. Effectiveness. This Amendment shall become effective when and only when the Bank shall have received all of the following, in each case in form and substance acceptable to the Bank: (a) counterparts of this Amendment duly executed by Borrower; and (b) such other documents or actions as the Bank may reasonably request.
     SECTION 3. Representations and Warranties of Borrower. Borrower represents and warrants as follows:
     (a) Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation shown above.
     (b) The execution, delivery and performance by Borrower of this Amendment, the Credit Agreement, and the other Loan Documents, as amended hereby, are within Borrower’s powers, have been duly authorized by all necessary action on the part of Borrower and its shareholders and/or directors, as applicable, and do not: (i) contravene Borrower’s articles of incorporation or bylaws, or (ii) contravene any law or any contractual restriction binding on or affecting Borrower or its consolidated subsidiaries, or (iii) result in, or require, the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of the properties of the Borrower or any of its consolidated subsidiaries (other than liens, security interests, charges or encumbrances in favor of the Bank under the Credit Agreement and other Loan Documents).
     (c) No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by Borrower of this Amendment or the Original Credit Agreement, as amended hereby, or other Loan Documents.
     (d) This Amendment and the Original Credit Agreement, as amended hereby, and the other Loan Documents, constitute, legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms.
     (e) There is no pending or threatened action or proceeding affecting Borrower before any court, governmental agency or arbitrator, which may materially adversely affect the financial condition or operations of Borrower or its ability to perform its obligations under the Original Credit Agreement, as amended hereby, and the other Loan Documents.
     (f) Except to the extent otherwise provided in the Borrower’s Form 10-K for the period ended August 31, 2009, and Form 10-Q for the period ended November 30, 2009 (the “Most Recent Filing”), Borrower restates and affirms each and all of the representations of Borrower set forth in Article IV of the Original Credit Agreement. The information in the Most Recent Filing is, as of its date and as of the date of this Agreement, true and correct in all material respects and does not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.
     (g) No event of default as described in Section 6.01 of the Original Credit Agreement has occurred and is continuing (without regard to notice or any applicable grace period, if any).
     SECTION 4. Reference to and Effect on the Credit Agreement. Upon the effectiveness of this Amendment pursuant to Section 2 hereof, each reference in the Original Credit Agreement to “this Agreement”, “hereunder” “hereof”, “herein” or words of like import shall mean and be a reference to the Credit Agreement, as amended hereby. Except as specifically amended above, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Bank under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement.
     SECTION 5. Execution in Counterparts. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all the parties are not signatory to the original or the same counterpart.

     SECTION 6. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Nebraska (without giving effect to conflicts of law principles).
     SECTION 7. Final Agreement. This Amendment and the Credit Agreement and other Loan Documents represents the final agreement between Bank and Borrower as to the subject matter thereof and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.
     A CREDIT AGREEMENT MUST BE IN WRITING TO BE ENFORCEABLE UNDER NEBRASKA LAW. TO PROTECT THE PARTIES FROM ANY MISUNDERSTANDINGS OR DISAPPOINTMENTS, ANY CONTRACT, PROMISE, UNDERTAKING OR OFFER TO FOREBEAR REPAYMENT OF MONEY OR TO MAKE ANY OTHER FINANCIAL ACCOMMODATION IN CONNECTION WITH THIS LOAN OF MONEY OR GRANT OR EXTENSION OF CREDIT, OR ANY AMENDMENT OF, CANCELLATION OF, WAIVER OF, OR SUBSTITUTION FOR ANY OR ALL OF THE TERMS OR PROVISIONS OF ANY INSTRUMENT OR DOCUMENT EXECUTED IN CONNECTION WITH THIS LOAN OF MONEY OR GRANT OR EXTENSION OF CREDIT, MUST BE IN WRITING TO BE EFFECTIVE.
     IN WITNESS WHEREOF, the parties have signed this Amendment as of the date and year first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION
By:	/s/ Michael H. Wheeler
Michael H. Wheeler, Vice President

LINDSAY CORPORATION
By:	/s/ David B. Downing
	Name:	David B. Downing
	Title:	Chief Financial Officer